EXHIBIT 10.11

State of New York

SUBLEASE AGREEMENT

This Sublease Agreement (this "sublease") is entered into as of the 111 day of July, 2024 (the "Effective Date") by and between Class Over Inc ("Tenant") and Dream Legal Group Inc ("Subtenant"). Each Tenant and Subtenant may be referred to Individually as a "party" and collectively as the "Parties":

1. Premises. The premises  subject  to the Sublease  is  a office room located at 450 7th Ave, Suite 905, New York, NY 10123 (the "Premises").

2. Lease. Tenant  entered into  a Lease  Agreement dated October 01, 2022 for the rent and use of the Premises (the "Original Lease".) Tenant represents  to Subtenant  that the Original Lease  is  in full force and effect and  that no default exists on the part of  any party  to the Original Lease. This Sublease is subordinate  to  and  will  be  at all  times  subject  to the  Original Lease. The  Original Lease  is  hereby incorporated by reference.

3. Agreement to Sublease. Tenant agrees  to  lease  to  Subtenant  and  Subtenant  hereby  agrees  to temporarily accept from Tenant for the term specified below, and upon all the conditions set forth herein, that portion of Tenant's interest in the Premises, including improvements.

4. Term This sublease  shall be considered a month-to-month lease. The subtenant shall be permitted to occupy the premises  on a month-to-month basis starting on July 1, 2024 and ending upon a notice of 30 days from either party.

5. Landlord Approval. In the event that the Original Lease requires the approval of Landlord  prior to any subletting of the Premises by Tenant, then the validity of this Sublease is subject to securing the approval of Landlord. Tenant shall supply Subtenant a copy of Landlord's written approval at least 10 days prior to the start date of  the Term. Should Tenant fail to secure approval of this Sublease  by  Landlord  prior to such date, this Sublease shall be null and void.Landlord may require information from Subtenant  such as a bank  statement  or may seek  to  do a background  and credit check on Subtenant  and, in such case, Subtenant agrees to reasonably  cooperate in all such matters.

6. Rent. Subtenant will cover 25% of the monthly rent each month. Rent will be paid directly to Tenant  at the address stated in the Notices section herein (or to such other places or persons as directed by Tenant) by mail or in person and will be payable in U.S. Dollars. Tenant will be responsible for paying the Rent on the Original Lease to Landlord.

7. Late Fees. None.

8. Utilities. Subtenant is responsible for payment of all utility and other services for the Premises that are to be paid by Tenant under  the Original Lease for the Term, including with the exception of which is paid for by Landlord.

9. Security Deposit. None.

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10. Tenants Failure to Give Possession. In the event Tenant is unable to deliver possession of the Premises to Subtenant on the start date of the Term. Tenant will not be subject to any liability for such failure, the validity of this Sublease will not be affected, and the Term will not be extended. Subtenant will not be liable for Rent until Tenant gives possession of the Premises to Subtenant; provided, however, that if Tenant does not give possession of the Premises to Subtenant within 15 days from the start date of the Term, Subtenant may cancel this Sublease by notice in writing to Tenant.

11. Holdover Tenancy. Unless this Sublease has been extended by mutual written agreement of the parties,  there will be no holding over past the Term under the terms of this Sublease under any circumstances. If it becomes necessary to commence legal action to remove Subtenant from the Premises, the prevailing Party will be entitled to attorney's fees and costs in addition to damages.

12. Use of Premises. The Premises will be occupied only by Subtenant and used only for residential purposes. Subtenant agrees not to use the Premises for any unlawful or hazardous purpose.

13. Condition of Premises. Subtenant has examined the Premises, including all appliances and fixtures, and acknowledges that they are in good condition and repair, normal wear and tear excepted, and accepts them in its current condition. At the end of the Term, Subtenant agrees to surrender and deliver to Tenant possession of the Premises, including all appliances and fixtures, in as good a condition as they were at the commencement of the Term, reasonable wear and tear excepted. Subtenant  will be liable to Tenant for any damage occurring to the Premises and any damage to or loss of the contents thereof which are done by Subtenant or Subtenant's guests or invitees.

14. Maintenance  and Repairs. Subtenant  will maintain the Premises, including the grounds (if the Premises is a house) and all appliances and fixtures, in clean, sanitary and good condition and repair. Subtenant shall not paint, otherwise redecorate, add or change locks, or make any other alterations to the Premises without the prior written consent of Tenant. Subtenant will not remove Tenant's or Landlord's appliances and fixtures, from the Premises for any purpose. If repairs other than general maintenance are required, Subtenant will notify Tenant for such repairs. In  the event this Sublease includes shared common areas, appliances, fixtures and furnishings, Subtenant shall be entitled to the reasonable use thereof and shall be responsible for repairing or replacing the foregoing in the event they are damaged or missing due to any act or omission of Subtenant.

15. Smoking. Smoking of any kind is strictly prohibited on any part of the Premises. This prohibition applies to Subtenant and any visitor, guest or other occupant on the Premises.

16. Pets. Tenant is not allowed to have or keep any pets, even temporarily, on any part of the Premises. The unauthorized presence of any pet will subject Subtenant to penalties, damages, deductions and termination of this Sublease. Properly trained service animals that provide assistance to individuals with disabilities will be permitted on the Premises with the prior written consent of Tenant. Subtenant will be responsible for the costs of de-fleaing, deodorizing and/or shampooing all or any portion of the Premises if a pet has been on the Premises at any time during the Term (whether with or without written consent of Tenant).

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17. 1nspectlon Checklist. In order to avoid disagreements about the condition of the Premises, at the time of accepting possession of the Premises, Subtenant will complete the Inspection Checklist incorporated herein by reference and attached hereto as Exhibit A and record any damage or deficiencies that exist at the commencement of the Term. Subtenant will provide a copy of the completed checklist to Tenant within 15 days after accepting possession of the Premises. Tenant will be liable for the cost of any cleaning or repair to correct damages found at the time of the inspection. Subtenant will be liable for the cost of any cleaning and/or repair to correct damages found at the end of the Term if not recorded on the inspection checklist, normal wear and tear excepted.

18. Obligations of the Parties. Subtenant agrees to assume and agrees to perform and comply with all of the obligations and responsibilities  of Tenant under the Original Lease for the Term, except as otherwise set forth in this Sublease. Subtenant agrees to comply with all applicable laws, ordinances, requirements and regulations of any federal, state, county, municipal or other authority. Tenant agrees to maintain the Original Lease for the length of the Term, subject, however, to any earlier termination of the Original Lease without the fault of Tenant. Tenant will remain obligated to pay Rent and perform and comply with all of the obligations of Tenant under the Original Lease or by law, including, if applicable, payment of resident income tax.

19. Liability. Tenant is not responsible or liable for any loss, claim, damage or expense as a result of any accident, injury or damage to any person or property occurring anywhere on the Premises, including but not limited to Subtenant and invitees of Subtenant, unless resulting from the gross negligence or willful misconduct of Tenant.

20. Right of Entry. Tenant or Landlord or their respective agents may enter the Premises at reasonable limes to inspect the Premises, to make any alterations, improvements or repairs or to show the Premises to a prospective tenant, buyer or lender. In the event of an emergency, Tenant or Landlord may enter the Premises at any time.

21. Assignment or Subletting. Subtenant will not assign this Sublease or sublet or grant any right to use the Premises or any portion thereof. Any attempted assignment or delegation in contravention of this provision will be void and ineffective.

22. Notices. All notices given under this Sublease must be in writing. A notice is effective upon receipt and shall be delivered in person, sent by overnight courier service or sent via certified or registered mail, addressed to the Tenant or Subtenant as follows (or to another address as that Party may designate upon reasonable notice to the other Party):

To Tenant:	To Subtenant:
Class Over Inc	Dream Legal Group
450 7th Ave, Suite 905	450 7th Ave Suite 905
New York, NY 10123	New York, NY 10123

23. No Waiver. Neither Tenant nor Subtenant shall be deemed to have waived any provision of this Sublease or the exercise of any rights held under this Sublease unless such waiver is made expressly in writing.

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24. Severability. If any provision of this Sublease is held Invalid, illegal or unenforceable in whole or in part. the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable part had not been included in this Sublease.

25. Governing Law. This Sublease and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

26. Disputes. Any dispute arising from this Sublease shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

27. Amendments. This Sublease may be amended or modified only by a written agreement signed by both Parties.

28. Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

29. Headings. The section headings herein are for reference purposes only and shall not otherwise affect the meaning,construction or interpretation of any provision in this Sublease.

30. Entire Agreement.  This  Sublease  contains the entire agreement between the  Parties  and supersedes and cancels all prior agreements of the Parties, whether oral or written, with respect to the subject matter.

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed this Sublease as of the Effective Date.

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TENANT:

Class Over Inc.

By:	/s/ Hui Luo
Hui Luo
CEO

SUBTENANT:

Dream Legal Group Inc.

By:	/s/ Wen Luo
Wen Luo
Director

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